Exhibit 99.1
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Oct. 1, 2009)
BAKER COMPLETES SALE OF ENERGY BUSINESS TO WOOD GROUP; WILL FOCUS ON GROWING CORE ENGINEERING BUSINESS
          PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) announced today that it has completed the sale of its energy business segment (“Baker Energy”) to a subsidiary of international energy services company John Wood Group PLC (“Wood Group”), a move that will enable Baker to focus on its core engineering, architecture and construction services business. The purchase price was $37.9 million, paid in cash, plus a yet-to-be-determined price adjustment based on the net assets as of September 30, 2009.
          “This transaction presents a true win-win situation for both companies,” said Brad Mallory, Baker’s president and chief executive officer. “It is an important element of our corporate strategy to focus squarely on and grow our core engineering and construction services business, and will position Wood Group as a market leader for its services in the Gulf of Mexico and internationally. We wish our Energy employees well in this new endeavor, and thank them for their dedication to Baker over the past 19 years and for the quality services they have provided to Baker’s clients while maintaining an exemplary safety record.”
          Morgan Joseph & Co. Inc. served as financial advisor to Michael Baker Corporation in connection with the sale of Baker Energy, and Reed Smith LLP acted as Baker’s legal advisor in the transaction.
          Baker Energy (www.bakerenergy.com) works with oil and gas companies worldwide to provide total asset management solutions. By integrating its diverse operating and management skills, Baker Energy has evolved into a single source supplier of comprehensive energy services, including operations and maintenance management solutions, competency-based personnel recruiting and training, operations and maintenance manpower and supply chain and logistics management services. Its revenues in 2008 were $243.5 million, and it currently employs approximately 2,400 people.
          Wood Group (www.woodgroup.com) is an international energy services company with more than $5.0 billion in sales, employing 27,000 people worldwide and operating in 50 countries. Wood Group has three businesses—Engineering & Production Facilities, Well Support and Gas Turbine Services—providing a range of engineering, production support, maintenance management, and industrial gas turbine overhaul and repair services to the oil and gas, and power generation industries worldwide. Baker Energy will become part of the Engineering and Production Facilities business.
          Michael Baker Corporation (www.mbakercorp.com) provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation and water. With more than 2,300 employees in over 40 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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ADD ONE — BAKER COMPLETES SALE OF ENERGY BUSINESS
     Conference Call
          Michael Baker Corporation has scheduled a conference call and webcast for Thursday, October 1, at 10:00 AM Eastern Daylight Savings Time to discuss this announcement. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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